EXHIBIT 99.1

Havertys Reports Results for Second Quarter 2012

ATLANTA, GEORGIA, August 1, 2012 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports second quarter 2012 operating results of earnings per share of $0.11 compared to a loss per share of ($0.04) for the same period of 2011.  The earnings per share for the six months ended June 30, 2012 is $0.22 compared to a loss of ($0.07) for the same period of 2011.

Clarence H. Smith, president and chief executive officer, said, “The advances made by our team over the past year in improving the customer experience, emphasizing our assortment of “better” price point merchandise and strengthening the Havertys brand are gaining traction in the markets we serve.  Customers have responded favorably to the changes made to our website which include enhanced photography and, for each collection, easier scrolling of product views and a “complete this look” section which displays coordinating accessories.  Our new point of sale system provides tools for our sales associates to more productively assist and follow up with customers.  Recent enhancements increase the accuracy and ease of the special order sales process, an important and growing part of our upholstery business.  We are relatively unique in the industry in that we do not outsource our home delivery.  This essential service provided by Havertys team members is now being highlighted and advertised.

These important customer focused initiatives have been coupled with continued efforts to improve gross margins and reduce our cost structure.  Our current merchandise mix and promotional strategy have enabled us to increase our margins during the first half of the year.  Operating costs have been leveraged during the past years but we continue to seek opportunities for improvement.  We are pleased with our quarterly performance:  delivering top line sales growth, improving profitability, and returning quarterly dividends to our stockholders.

Housing turnover remains a major driver for home furnishings sales.  Although current indicators are no longer steeply negative there are no compelling signs that housing will be making a quick and robust recovery.  However, given our strategies and financial strength we believe that we will continue to remain a leader in our category.”

Financial Highlights

Second Quarter 2012 Compared to Second Quarter 2011

•	Net sales increased 5.9% to $151.5 million. Comparable store sales were up 5.6%.
•	Gross profit margins increased 130 basis points to 52.6% from 51.3% as a percent of sales, slightly ahead of expectations for the quarter.
•
Selling, general and administrative costs as a percent of sales decreased by 160 basis points. The increase in dollars of $2.0 million is primarily related to variable selling costs such as commissions and to incentive compensation.

•	Other income of approximately $0.5 million was recognized for gains resulting from insured damages caused by a faulty fire sprinkler system at one of our stores.
•	Reinstated quarterly dividend of approximately $0.9 million was paid to stockholders

NEWS RELEASE – AUGUST 1, 2012 Page 2

Six Months ended June 30, 2012 Compared to Same Period of 2011

•	Net sales increased 6.0% to $315.1 million. Comparable store sales were up 5.7%.
•	Gross profit margins increased 110 basis points to 52.4% from 51.3% as a percent of sales.
•
Selling, general and administrative costs as a percent of sales decreased by 180 basis points.  The increase in dollars of $3.8 million primarily relates to variable selling costs such as commissions and to incentive compensation.

•	Income tax expense in 2011 includes approximately $0.2 million related to a non-cash adjustment to our recorded income tax receivables.

Expectations and Other

•	Gross profit margins for the second half of 2012 are expected to be approximately 52%.
•
Selling square footage is estimated to increase 2.5% in 2012 based on:  the opening of a new store in Baltimore, MD in the second quarter, entering the Midland, TX market early in the third quarter, opening a new location in Dallas, TX, and replacing a store in Atlanta, GA later in the year.

•	Cash flow from operations for the six months ended June 30, 2012 was $20.5 million.
•	Cash at the end of the second quarter of 2012 totaled $55.7 million. There is no funded debt and the $50.0 million credit facility was not used.
•	Capital expenditures are expected to be $23.5 million for 2012.
•	For the comparable quarter to date our written business has trended up by approximately 9.5%.

NEWS RELEASE – AUGUST 1, 2012 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$151,519	$143,094	$315,088	$297,265
Cost of goods sold	71,770	69,688	149,997	144,908
Gross profit	79,749	73,406	165,091	152,357
Credit service charges	71	119	147	253
Gross profit and other revenue	79,820	73,525	165,238	152,610

Expenses:
Selling, general and administrative	76,409	74,369	157,646	153,837
Interest, net	158	178	319	400
Provision for doubtful accounts	5	82	71	101
Other (income) expense, net	(518)	(86)	(585)	(184)
	76,054	74,543	157,451	154,154

Income (loss) before income taxes	3,766	(1,018)	7,787	(1,544)
Income tax expense (benefit)	1,405	(76)	2,969	68
Net income (loss)	$2,361	$(942)	$4,818	$(1,612)

Basic earnings (loss) per share:
Common Stock	$0.11	$(0.04)	$0.22	$(0.07)
Class A Common Stock	$0.10	$(0.04)	$0.21	$(0.07)

Diluted earnings (loss) per share:
Common Stock	$0.11	$(0.04)	$0.22	$(0.07)
Class A Common Stock	$0.10	$(0.04)	$0.21	$(0.07)

Basic weighted average shares outstanding:
Common Stock	19,023	18,600	18,944	18,567
Class A Common Stock	2,989	3,314	3,037	3,323

Diluted weighted average shares outstanding:
Common Stock	22,313	18,600	22,292	18,567
Class A Common Stock	2,989	3,314	3,037	3,323

Cash dividend per common share:
Common Stock	$0.0400	$—	$0.0400	$—
Class A Common Stock	$0.0375	$—	$0.0375	$—

NEWS RELEASE – AUGUST 1, 2012 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2012	December 31, 2011	June 30, 2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$55,718	$49,585	$62,015
Restricted cash and cash equivalents	7,009	6,813	6,811
Accounts receivable	9,700	11,451	11,635
Inventories	93,343	93,713	84,749
Prepaid expenses	11,121	11,195	9,338
Other current assets	4,749	4,918	3,469
Total current assets	181,640	177,675	178,017

Accounts receivable, long-term	314	449	495
Property and equipment	183,829	179,333	170,491
Deferred income taxes	22,572	22,681	11,524
Other assets	3,830	4,962	5,311
Total assets	$392,185	$385,100	$365,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,236	$18,233	$15,956
Customer deposits	16,762	14,572	16,891
Accrued liabilities	35,371	32,171	27,413
Deferred income taxes	6,696	6,635	7,052
Current portion of lease obligations	793	762	541
Total current liabilities	75,858	72,373	67,853

Lease obligations, less current portion	11,880	12,284	8,299
Other liabilities	35,495	37,774	36,193
Commitments	—	—	—
Total liabilities	123,233	122,431	112,345

Stockholders’ equity	268,952	262,669	253,493
Total liabilities and stockholders’ equity	$392,185	$385,100	$365,838

NEWS RELEASE – AUGUST 1, 2012 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net income (loss)	$4,818	$(1,612)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,418	9,020
Share-based compensation expense	1,321	1,076
Provision for doubtful accounts	71	101
Other	545	241
Changes in operating assets and liabilities:
Accounts receivable	1,815	2,135
Inventories	101	7,189
Customer deposits	2,190	3,306
Other assets and liabilities	(954)	(225)
Accounts payable and accrued liabilities	1,203	(6,076)
Net cash provided by operating activities	20,528	15,155

Cash Flows from Investing Activities:
Capital expenditures	(12,821)	(3,994)
Restricted cash and cash equivalents	(196)	(6,811)
Other	432	21
Net cash used in investing activities	(12,585)	(10,784)

Cash Flows from Financing Activities:
Payments on lease obligations	(373)	(259)
Dividends paid	(875)	—
Proceeds from exercise of stock options	—	270
Other financing activities	(562)	(412)
Net cash used in financing activities	(1,810)	(401)
Increase in cash and cash equivalents during the period	6,133	3,970
Cash and cash equivalents at beginning of period	49,585	58,045
Cash and cash equivalents at end of period	$55,718	$62,015

NEWS RELEASE – AUGUST 1, 2012 Page 6

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

The following is a reconciliation of the earnings (loss) and number of shares used in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Numerator:
Common:
Distributed earnings	$762	$—	$762	$—
Undistributed earnings (loss)	1,293	(805)	3,421	(1,377)
Basic	2,055	(805)	4,183	(1.377)
Class A Common earnings (loss)	306	—	635	—
Diluted	$2,361	(805)	$4,818	(1,377)

Class A Common:
Distributed earnings	$113	$—	$113	$—
Undistributed earnings (loss)	193	(137)	522	(235)
	$306	$(137)	$635	$(235)

Denominator:
Common:
Weighted average shares outstanding - basic	19,023	18,600	18,944	18,567
Assumed conversion of Class A Common Stock	2,989	—	3,037	—
Dilutive options, awards and common stock equivalents	301	—	311	—

Total weighted-average diluted Common Stock	22,313	18,600	22,292	18,567

Class A Common:
Weighted average shares outstanding	2,989	3,314	3,037	3,323

Antidilutive shares excluded from the denominator due to options’ exercise prices being greater than the average market price	292	796	292	801

NEWS RELEASE – AUGUST 1, 2012 Page 7

Also excluded from the denominator for the three months and six months ended June 30, 2011, because of the net loss for those periods, is the assumed conversion of the 3,314,000 and 3,323,000 shares respectively of Class A Common Stock and approximately 223,000 and 237,000 shares respectively for dilutive options, awards and common stock equivalents.

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 120 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company will sponsor a conference call Thursday, August 2, 2012 at 10:00 a.m. Eastern Daylight Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.